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                                                                    EXHIBIT 10.2


                             SUBSERVICING AGREEMENT

      This SUBSERVICING AGREEMENT (the "Agreement") is entered into as of September 15, 1997, but deemed to be effective, solely for purposes of the calculation of the Servicing Fee pursuant to Section 2.4(a) hereof, from and after 12:01 A.M., September 6, 1997 (the "Effective Time") by and between KARS-YES FINANCIAL INC., a Delaware corporation, (fka Yes Financial Inc.), as collection agent ("Collection Agent"); CHAMPION ACCEPTANCE CORPORATION, an Arizona corporation, as servicer ("Servicer"), MBIA Insurance Corporation, a New York stock insurance company ("MBIA") and, for the limited purpose of Section 5.16, UGLY DUCKLING CORPORATION ("UDC").

                                    RECITALS

      WHEREAS, pursuant to that certain Originator Sale Agreement by and between Kars-Yes Financial Inc., a Delaware corporation, (fka Yes Financial Inc.) as both seller ("Seller") and Collection Agent, and Yes Receivables Inc., a Delaware corporation, as purchaser ("Purchaser"), dated as of October 1, 1995 (the "Sale Agreement"), Seller sold to Purchaser, and Purchaser purchased from Seller, certain retail installment sales contracts each secured by a Financed Vehicle (the "Loans");

      WHEREAS, pursuant to Section 6.01(a) of the Sale Agreement, the servicing, administering and collection of the Loans is conducted by Collection Agent for the benefit of Purchaser, MBIA Insurance Corporation ("MBIA"), and Citicorp North America, Inc., as Agent (the "Agent");

      WHEREAS, pursuant to Section 6.01(d) of the Sale Agreement, Collection Agent may subcontract with any other Person for the servicing, administering or collecting of the Loans, with the prior consent of Purchaser, MBIA and the Agent;

      WHEREAS, pursuant to that certain Agreement for Purchase and Sale of Certain Assets by and between Kars-Yes Holdings, Inc., a Texas corporation, Collection Agent, and Kars-Yes, Inc., a Delaware corporation, as sellers (the "Asset Sellers"), and Ugly Duckling Corporation, a Delaware corporation, as buyer ("UDC"), dated as of September 15, 1997 (the "Purchase Agreement"), UDC has agreed to purchase the operations of Collection Agent, including all equipment owned by Collection Agent for such operations (the "Assets");

      WHEREAS, in connection with the sale of Assets to UDC, Collection Agent has agreed to subcontract with Servicer, a subsidiary of UDC, for the servicing, administering and collecting of the Loans as subservicer of Collection Agent; and

      WHEREAS, for the purpose of effectuating the intent of the parties hereto, Collection Agent and Servicer have agreed to enter into this Agreement.

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
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                                    ARTICLE I

                                   DEFINITIONS

      1.1. Defined Terms. Whenever used in this Agreement, the following words and phrases shall have the following meanings:

      "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such person.

      "Agent" shall have the meaning set forth in the Recitals hereto.

      "Back-up Servicer" shall mean Norwest Bank Minnesota, National Association, or such other Person who may be appointed by MBIA and be acting as back-up servicer and custodian under the Back-up Servicing and Custodial Agreement.

      "Back-up Servicing and Custodial Agreement" shall mean the Back-up Servicing and Custodial Agreement dated as of the date of the Master Transfer Agreement, among Transferor, Collection Agent, Back-up Servicer, Agent and MBIA.

      "Business Day" shall mean any day on which banks are not authorized or required to close in New York City or in Texas.

      "Charged-off Loan" shall mean a Loan that is charged-off pursuant to the Collection Policy.

      "Charged-Off Loss Ratio" means, for each Collection Period, the quotient of (i) the net Principal Balance of all Loans which become Charged-Off Loans during such Collection Period in accordance with the Collection Policy divided by (ii) the aggregate of the Principal Balance of all Loans as of the beginning of such Collection Period, which quotient shall be expressed as a percentage. Calculations under this definition shall be made with respect to Loans covered by this Agreement and the Receivables covered by the Other Servicing Agreement.

      "Citibank" shall mean Citibank, N.A., a national banking association.

      "Collection Account" shall mean the segregated account (account number 40678561) in the name of Agent maintained at the office of Citibank at 399 Park Avenue, New York, New York. Agent and MBIA have exclusive control over the Collection Account.

      "Collection Period" means a calendar month.

      "Collection Policy" shall mean that certain Collection and Account Liquidations Policy and Procedures Manual, a copy of which is attached hereto as Exhibit A as amended and modified in accordance herewith.

      "Collections" shall mean, with respect to any Loan, all cash collections and other cash proceeds of such Loan, including, without limitation, all cash proceeds of Related Security with respect to such Loan, and any Collection of such Loans deemed to have been received and paid pursuant to Section 2.04 of the Sale Agreement plus all payments by the Rate Cap Provider under the Rate Cap Agreement.


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      "Custodian" shall mean Norwest Bank Minnesota, National Association, or such other Person who may be acting as custodian under the Back-up Servicing and Custodial Agreement.

      "Dealer" shall mean Kars-Yes, Inc., a Delaware corporation, and any subsidiary thereof.

      "Defaulted Loan" shall mean a Loan:

            (i) as to which any payment, or part thereof, remains unpaid for ninety-one (91) days or more from the original due date for such payment;

            (ii) as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur, of the type described in paragraph
      (f) of Exhibit V to the Master Transfer Agreement; or

            (iii) which is a Charged-off Loan.

      "Delinquency Measurement" means, as of the end of the Collection Period, the quotient of (i) the aggregate of the Principal Balance of all Loans which have Scheduled Payments for which all or any part in excess of 10% of such Scheduled Payment is due and unpaid more than thirty (30) days from the due date of such Scheduled Payments, divided by (ii) the aggregate of the Principal Balance of all Loans as of the end of the Collection Period which is two months prior to such Collection Period, which quotient is expressed as a percentage. Calculations under this definition shall be made with respect to Loans covered by this Agreement and Receivables covered by the Other Servicing Agreement.

      "Designated Deposit Accounts" means the depository bank accounts and the consolidating depository bank accounts, established and maintained by the Servicer and set forth on Exhibit B attached hereto, which (i) are not operating accounts of Servicer, (ii) are not subject to any Lien in favor of any Person and (iii) are deposit only accounts and withdrawals from such depository bank accounts may only be made either (a) for sweeping into consolidating Designated Deposit Accounts or (b) at the same time withdrawals from consolidating Designated Deposit Accounts are made for remittances by Servicer in accordance with the provisions of this Agreement.

      "Event of Termination" has the meaning specified in Exhibit V to the Master Transfer Agreement.

      "Excepted Loan Files" has the meaning set forth in Section 2.3 below.

      "Facility Termination Date" has the meaning set forth in the Master Transfer Agreement.

      "Financed Vehicle" shall mean any automobile, van, sport utility vehicle, or light truck securing an Obligor's indebtedness under a Loan.

      "Indebtedness" means, as applied to any Person at any time, (a) all indebtedness, monetary obligations or other monetary liabilities of such Person
(i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) with respect to letters of credit issued for such Person's account, (iii) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (iv) in respect of capital leases or (v) in respect of guaranties in connection with any of the foregoing; (b) all indebtedness, monetary


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obligations or other monetary liabilities of such Person secured by a lien on any property of such Person whether or not such indebtedness, monetary obligations or monetary liabilities are assumed by such Person; (c) all preferred stock subject to mandatory redemptions; (d) all indebtedness, monetary obligations or other monetary liabilities of such Person under, in connection with or relating to a securitization facility; and (e) all contingent contractual monetary obligations with respect to any of the foregoing.

      "Insurance Agreement" shall have the meaning set forth in the Master Transfer Agreement.

      "Insurance Policy" shall mean, with respect to a Loan, the insurance policy covering physical damage, collision, credit life, credit disability, theft, mechanical breakdown or similar events relating to such Loan or the related Financed Vehicle or Obligor.

      "Insurance Proceeds" shall mean all amounts paid by an insurance company for claims on any Financed Vehicle.

      "Lien" shall mean a security interest, lien, charge, pledge, equity or encumbrance of any kind.

      "Loans" shall mean retail installment sales contracts (and all rights with respect thereto) secured by a Financed Vehicle originated by a Dealer and identified on Exhibit C hereto, including all Charged-Off Loans.

      "Loan Documents" shall mean all of the documents, instruments and other agreements evidencing, arising from, or pertaining to the Receivables, including but not limited to, all documents that comprise the Loan Files.

      "Loan File" shall mean, as to each Loan, and to the extent received by Servicer from Collection Agent, (a) the executed original of the Loan, (b) the original credit application, fully executed by each related Obligor, (c) the original certificate of title (or application therefor) or such documents that Servicer shall keep on file, in accordance with its customary procedures, and with the procedures set forth in the Collection Policy, evidencing the security interest in the related Financed Vehicle, (d) documents evidencing or relating to any Insurance Policy, and (e) any and all other documents that Servicer shall keep on file, in accordance with its customary procedures and with the procedures set forth in the Collection Policy, relating to such Loan or the related Obligor or Financed Vehicle. All or any part of a Loan File may be maintained on Servicer's electronic data base or in the form of microfiche, except for the certificate of title (or application therefor) and the original of each Loan for which the originals must be maintained in hard copy form.

      "Master Transfer Agreement" shall mean the Master Transfer Agreement, dated as of October 1, 1995 among Transferor, Agent and CXC Incorporated, as transferee, as the same may be amended or modified from time to time in accordance with the terms thereof.

      "Monthly Servicer Report" shall mean reports, in the form of Exhibit D attached hereto as required by Section 2.2(d) hereof.

      "Obligor" shall mean a Person obligated to make payments pursuant to a Loan.

      "Other Servicing Agreement" means that certain Servicing Agreement between Collection Agent, as owner, Citicorp USA, Inc., as Agent, and Servicer, as servicer, dated of even date herewith, pursuant to which Servicer has agreed to service certain Receivables, as defined therein, and which appear on Schedule A attached thereto.


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      "Person" shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

      "Principal Balance" shall mean, (i) with respect to any Loan as of any date, the principal balance of the Loan, and (ii) with respect to any pre-computed loan, the gross amount of the loan less any unearned interest, calculated in accordance with the simple interest method of accounting for principal and interest.

      "Purchase Date" has the meaning set forth in Section 2.02(a) of the Sale Agreement.

      "Purchaser" shall have the meaning set forth in the Recitals hereto.

      "Rate Cap Agreement" shall have the meaning set forth in the Master Transfer Agreement.

      "Rate Cap Provider" shall have the meaning set forth in the Master Transfer Agreement.

      "Really Defaulted Loans" shall mean Loans as to which any payment, or part thereof, remains unpaid for eighteen (18) months or more from the original due date for such payment.

      "Recoveries" shall mean all amounts recovered on Charged-off Loans whether from realization on the Related Security or otherwise, less Recovery Costs.

      "Recovery Costs" shall mean all reasonable costs of collection incurred in compliance with the Collection Policy realizing on a Charged-off Loan or the Related Security including, but not limited to, costs of repossession, refurbishing and remarketing of the underlying Financed Vehicle.

      "Related Security" shall mean, with respect to any Loan, and to the extent Servicer obtains possession thereof:

            (i) all of Seller's right, title and interest in the Financed Vehicle securing such Loan;

            (ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Loan, whether pursuant to such Loan or otherwise;

            (iii) all guarantees, indemnities, warranties, representations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Loan whether pursuant to such Loan or otherwise and all rights with respect to any agreements or arrangements with the vendors, dealers or manufacturers of the Finance Vehicle securing such Loan;

            (iv) all of Seller's books and records, including data processing records relating to all of the foregoing;

            (v) all payments received on or with respect to the Loans, including without limitation, all periodic payments due from the Obligors thereunder, all amounts paid by guarantors under the Loans, all amounts received pursuant to any Insurance Policy, all payments received from liquidation of the Financed Vehicles securing the Loans or otherwise received in respect of Defaulted Loans and all late payments charges paid by


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      Obligors and any other incidental charges or fees received from an
      Obligor, including without limitation, late fees, collection fees and bounced check charges.

            (vi) the Loan Files, the original Loan contracts, original certificates of title and applications for certificates of title relating to the Loans; and

            (vii) all income and proceeds of all of the foregoing or relating thereto.

      "Re-liening Trigger Event" shall have the meaning set forth in the Master Transfer Agreement.

      "Responsible Officer" shall mean those officers of Servicer involved in, or responsible for, the administration and servicing and collection of the Loans, as identified in a list of such officers furnished by Servicer to Purchaser, MBIA and Agent from time to time.

      "Rolling Average Charged-Off Loss Ratio" means the monthly average of the Charged-Off Loss Ratio for any three (3) consecutive months; provided that, until the first three (3) months from the date hereof have expired, the Rolling Average Charged-Off Loss Ratio shall be the monthly average of the Charged-Off Loss Ratio for the prior months, including the Rolling Average Charged-Off Loss Ratio of the Collection Agent and the "Owner" under the Other Servicing Agreement. Calculations under this definition shall be made with respect to Loans covered by this Agreement and the Receivables covered by the Other Servicing Agreement.

      "Rolling Average Delinquency" means the average of the Delinquency Measurements for any three consecutive months; provided that, until the first six months after the date hereof have expired, the Rolling Average Delinquency shall be the average of the Delinquency Measurements for the prior months, including the Rolling Average Delinquency of the Collection Agent and the "Owner" under the Other Servicing Agreement. Calculations under this definition shall be made with respect to Loans covered by this Agreement and the Receivables covered by the Other Servicing Agreement.

      "Scheduled Payment" means, for any Collection Period for any Loan, the amount indicated in such Loan as required to be paid by the Obligor in such Collection Period (without giving effect to any rescheduling of payments in any insolvency or similar proceedings).

      "Servicing Period" shall mean the period of time from the date of this Agreement to December 31, 2001, unless this Agreement is terminated prior to such date as provided herein.

      "Settlement Date" shall mean the date which is the twentieth (20th) day of each calendar month or if such twentieth (20th) day is not a Business Day, the next succeeding Business Day.

      "Successor Notice" shall have the meaning set forth in Section 6.01(b) of the Sale Agreement.

      "Surety Bond" shall have the meaning set forth in the Master Transfer Agreement.

      "Termination Penalty" shall mean the termination penalty identified in
Section 4.7 and in the amount set forth on Exhibit L.

      "Total Collections" shall mean, for any Collection Period, the total of all collections during such Collection Period pursuant to this Agreement and pursuant to the Other Servicing Agreement


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of interest, principal and net proceeds from the sale or disposition of any
Financed Vehicle prior to the payment of any expenses, costs or other deductions, but excluding the proceeds from any Charged-Off Receivable, as defined in the Other Servicing Agreement, after the Receivable has become a Charged-Off Receivable under the Other Servicing Agreement.

      "Total Cumulative Collections" shall mean the aggregate of all collections pursuant to this Agreement and pursuant to the Other Servicing Agreement of interest, principal and net proceeds from the sale or disposition of any Financed Vehicle prior to the payment of any expenses, costs or other deductions [but excluding the proceeds from any Charged-Off Receivable after the Receivable has become a Charged-Off Receivable.

      "Transaction Documents" shall mean this Agreement, and all other documents defined as such in the Master Transfer Agreement.

      "Transferor" shall mean Yes Receivables Inc., a Delaware corporation.

      "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

      1.2. Other Terms. All capitalized terms used herein, and not otherwise specifically defined, shall have the meaning ascribed thereto in the Sale Agreement.

      1.3. Usage of Terms. With respect to all terms in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to "writing" include printing, typing, lithography, and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; and the term "including" means "including without limitation."

      1.4. Section References. All section references shall be to Sections in this Agreement.


                                   ARTICLE II

                   ADMINISTRATION AND SERVICING OF RECEIVABLES

      2.1. Appointment.

            (a) Pursuant to Section 6.01(d) of the Sale Agreement, Collection Agent hereby subcontracts with, and Collection Agent, Purchaser, MBIA and Agent hereby appoint Champion Acceptance Corporation, an Arizona corporation, as Servicer for the benefit of Collection Agent, Purchaser, MBIA and Agent. Servicer shall perform, during the Servicing Period, the services required pursuant to the terms of this Agreement. In performing its duties, Servicer shall have full power and authority to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable, within the terms of this Agreement and the Collection Policy, and in accordance with Servicer's usual practice and the standard of care required pursuant to Section 2.7 hereof. Notwithstanding the foregoing, Collection Agent shall, at all times during the Servicing Period, remain liable for the performance of the duties and obligations of Collection Agent pursuant to the Sale Agreement and the Servicer shall, pursuant to the terms and limitations of this Agreement, be liable to MBIA, the Collection Agent and the Agent for the performance of its obligations under this Agreement.


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            (b) The Collection Agent and the Servicer hereby agree that MBIA shall have the right to direct the actions of the Servicer without obtaining the prior consent of the Collection Agent and a directive of MBIA to the Servicer shall have the same force and effect as a directive of the Collection Agent. Servicer may rely and act on all directions of MBIA without liability to Collection Agent, Agent or any other Person. The Collection Agent shall not direct the Servicer without obtaining the prior consent of the MBIA.

            (c) Servicer may resign as Servicer under this Agreement upon ninety
(90) days' prior written notice to Collection Agent, MBIA and Agent. Any Successor Servicer under this Agreement shall be subject to the written approval of MBIA. Servicer shall comply with the provisions of this Agreement until the earlier of (i) the Back-up Servicer or a successor servicer acceptable to MBIA is in place and such Back-up Servicer or successor servicer has been operating parallel to the Servicer for a period of one month, or (ii) one hundred eighty
(180) days after such written notice of resignation.




      2.2.  Collection of Loans and Reporting Obligations.

            (a) Servicer shall be responsible for collection of payments called for under the terms and provisions of each Loan, as and when the same shall become due, all in accordance with the standard of care set forth in Section 2.7, provided, however, that the Collection Agent shall not have any rights to withdraw any amounts in the Collection Account.

            (b) Any Collections of Loans received by Servicer shall be wired or deposited directly to the Collection Account for same day wire funds within two
(2) Business Days of Servicer's receipt thereof, net of any amounts that represent Collections previously deposited in the Collection Account but as to which the check or other form of non-cash payment by the Obligor has been returned as noncollectible and as to which no subsequent collection of such amount from the Obligor or recovery pursuant to this provision has previously been made. Servicer shall not deposit or cause to be deposited into the Collection Account funds other than Collections. Upon proof submitted to Agent's reasonable satisfaction that funds have been deposited in the Collection Account in error, such funds shall be withdrawn therefrom and remitted to the Servicer for the account of the applicable party. Servicer shall prepare and make available for inspection by MBIA and Agent daily collection and reconciliation reports which account for all remittances to the Collection Account.

            (c) Notwithstanding the provisions set forth in Section 2.2(b), if Collection Agent does not timely and fully pay and reimburse to Servicer all amounts required to be paid or reimbursed to Servicer pursuant to Sections 2.9(a), (b) or (c) of this Agreement, and, with respect to Section 2.9(b), as such amounts are set forth in the Monthly Servicer Report and are not the subject of a bona fide dispute by MBIA pursuant to written notice given to Servicer of such dispute, commencing on the second Business Day after notice to MBIA of such nonpayment, Servicer may retain from the Collections an amount equal to all such due and unpaid or unreimbursed amounts in payment thereof.

      Any expense reimbursement shall be for amounts which are consistent with the provisions of this Agreement and shall be substantiated to the reasonable satisfaction of MBIA. The Servicer shall provide to MBIA on a monthly basis, in a form acceptable to MBIA, along with the Monthly Servicer's Report required pursuant to Section 2.2(d) hereof, a report describing such expenses for which the Servicer seeks or is paid reimbursement pursuant to Exhibit I hereto, broken down into


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the categories provided in Exhibit I hereto. The Servicer shall provide such other information respecting such expenses as MBIA may from time to time request in order to review such expenses. MBIA shall have the right to review all of the expenses for which the Servicer seeks or is paid reimbursement. Any payment to Servicer of expenses pursuant to Section 2.9(b) shall not limit the right of MBIA to review any such expense or to dispute any such expense. In the event any expense obligation for which the Servicer seeks reimbursement is disputed by MBIA, Servicer and MBIA shall each use their best efforts to reconcile such dispute. If MBIA and the Servicer cannot agree on a disputed expense obligation, such expense obligation shall not be the subject of reimbursement to Servicer until such disputed expense obligation has been reviewed pursuant to the Payment Reimbursement Dispute Resolution Policy, a copy of which is attached to this Agreement as Exhibit M. Any expense which is paid to Servicer or which is retained by Servicer pursuant to this Section 2.2(c) and which is subsequently disputed by MBIA may be deducted from any subsequent reimbursable expenses or any fees to be paid to Servicer pursuant to Section 2.9 or Section 4.7. Upon resolution of any disputed amounts, any amounts owing to Servicer shall be paid to or retained by Servicer pursuant to this Section 2.2(c).

            (d) Servicer shall provide to Agent and MBIA Monthly Servicer Reports substantially in the form attached hereto as Exhibit D, as it may be amended from time to time in accordance with the terms hereof. Each Monthly Servicer Report shall be accompanied by the Officer's Certificate substantially in the form attached hereto as Exhibit E. Each Monthly Servicer Report and Officer's Certificate relating to such reports shall be delivered within ten
(10) calendar days following the end of each Collection Period. Servicer shall also provide to Agent and MBIA Weekly Delinquency Reports substantially in the form attached hereto as Exhibit F. Such report shall be delivered within two (2) Business Days following the end of each weekly period.

            (e) Within ten (10) calendar days following the last day of each Collection Period, Servicer shall forward to MBIA, via reputable overnight courier or electronic transmission, (i) a computer diskette, in a format mutually acceptable to Servicer and MBIA of its computerized records reflecting
(A) all collections received during such Collection Period with respect to the Loan, (B) the Principal Balance of the Loans as of the last day of the Collection Period, and (C) information as of the last day of such Collection Period regarding the number of Loans for which an Obligor has failed to make any required payments on the dates such payments were to have been made and such failure has continued for ninety (90) days, and (ii) a manually prepared report as of the last day of such Collection Period regarding the number of repossessed Financed Vehicles and the number of sales of repossessed Financed Vehicles as of the last day of such Collection Period.

      2.3. Conveyance of Loan Files to Servicer. Upon execution of this Agreement, Collection Agent shall deliver to Servicer the Loan Files (as defined in the Master Transfer Agreement), and Servicer shall hold in trust for the benefit of MBIA and the Agent and in accordance with the standard of care set forth in Section 2.7 the Loan Files with respect to the Loans, other than those Loan Files identified on Exhibit G which are in the possession of the Custodian (the "Excepted Loan Files") and subject to any instruction consistent with
Section 2.02(i) or (i)(3) of Exhibit IV of the Master Transfer Agreement to deliver the Loan Files to the Custodian. Possession of the Loan File by the Servicer is for the sole purpose of servicing the related Loan. Upon the Servicer's receipt of a joint written notice from Collection Agent, Agent and MBIA of the release of the lien of the Master Transfer Agreement with respect to any Loan, Servicer shall deliver the Loan File relating to such Loan to Collection Agent. The original executed counterparts of the Loans and certificates of title or such documents as shall evidence the security interest in the related Financed Vehicles shall be stored in fireproof file cabinets or safes. Servicer shall keep books and records pertaining to each Loan. Such records may not be destroyed or otherwise disposed of except as provided herein, the Collection Policy, or as allowed by applicable laws, regulations or decrees. All documents, whether developed or originated by Servicer or not, reasonably required to document or to properly


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administer any Loan shall at all times be held in trust by Servicer for the benefit of MBIA. Servicer shall not acquire any property rights with respect to such records, and shall not have the right to possession of them, except as subject to the conditions stated in this Agreement. Servicer shall bear the entire cost of restoration in the event any Loan Files shall become damaged, lost or destroyed while in Servicer's possession or control.

      2.4. Realization Upon Loans. On behalf of the Purchaser, MBIA and the Agent, consistent with the Collection Policy, Servicer shall use its reasonable best efforts, consistent with the standard of care described in Section 2.7, to repossess or to otherwise convert the ownership of the Financed Vehicle securing any Purchased Loan as to which Servicer shall have determined eventual payment in full is unlikely, which may include selling the Financed Vehicle at a public or private sale; provided, however, that in any case in which the Financed Vehicle shall have suffered damage, Servicer shall not expend funds in connection with the repair or the repossession of such Financed Vehicle unless it shall determine in its discretion that such repair and/or repossession will increase the proceeds to be received upon sale by an amount greater than the amount of such expenses. All Recoveries in respect of such Loan and related Financed Vehicle received by the Servicer shall be remitted for deposit in the Collection Account within two (2) Business Days of receipt. Servicer shall not release the Financed Vehicle securing any Purchased Loan from the security interest granted by such Purchased Loan in whole or in part except in the event of payment in full by Obligor thereunder or the discounted settlement of the obligations of the Obligor thereunder in connection with a workout of such Purchased Loan and consistent with the Collection Policy.

      2.5.  Maintenance of Security Interests in Financed Vehicles.

            (a) Servicer shall use reasonable best efforts, consistent with the standard of care described in Section 2.7, to make all UCC and Department of Motor Vehicle filings and recordings as may be required pursuant to the terms of this Agreement and the Collection Policy and shall use reasonable best efforts to take such steps as are necessary to maintain first priority perfection of the security interest created by each Loan in the related Financed Vehicle. Servicer shall use reasonable best efforts, consistent with the standard of care described in Section 2.7, to take such steps are necessary to perfect such security interest on behalf of Purchaser in the event of the relocation of a Financed Vehicle or for any other reason. The Purchaser hereby authorizes the Servicer to re-perfect or cause the re-perfection of such security interest on its behalf as Purchaser, as necessary.

            (b) Upon the joint written notice from Agent and MBIA of the occurrence of a Re-liening Trigger Event, Servicer shall, at Collection Agent's sole cost and expense, file applications with the appropriate state agencies for new or amended certificates of title each noting Agent or Transferor, as directed by MBIA, as lienholder for all of the Financed Vehicles securing the Transferred Loans. No failure or delay by the MBIA and the Agent to provide such notice described in the preceding sentence shall constitute a waiver of its rights in connection with such Reliening Trigger Event. Servicer shall use its reasonable best efforts to file applications of new or amended certificates of title, as is appropriate, noting Agent or Transferor, as directed by MBIA, as lienholder for all of the Financed Vehicles securing the Transferred Loans, within ninety (90) days of such joint written notice of the occurrence of a Re-liening Trigger Event. Servicer shall inform Agent and MBIA no less than weekly concerning the extent to which the filing of such applications have not yet been made with respect to all Transferred Loans and the extent to which all of the related certificates of title do not yet reflect the Agent or the Transferor, as directed by MBIA, as lienholder, and provide such evidence of the re-liening of such Financed Vehicles as MBIA and Agent may request.

            After the occurrence of a Re-liening Expense Account Trigger, the Servicer shall cooperate with the Agent, MBIA and the Backup Servicer to complete the filing of such applications for all Financed Vehicles as soon as practicable.

      2.6.  Enforcement of Loans.

            (a) Servicer may sue to enforce or collect upon Loans, as agent for Purchaser. If Servicer elects to commence a legal proceeding to enforce a Loan, the act of commencement shall be deemed to be an automatic assignment of the Loan to Servicer for purposes of collection only, and if the Loan File is an Excepted Loan File, a Responsible Officer shall deliver by facsimile a Request for Release of Documents, substantially in the form of Exhibit H hereto to the Custodian requesting delivery to Servicer of the Loan and/or the related certificate of title or application for certificate of title, as applicable. Upon release of such items, Servicer is authorized to execute an instrument in satisfaction of such Loan and to do such other acts and execute such other documents as it deems necessary to discharge the Obligor thereunder and release any security interest in the Financed Vehicle related thereto. Servicer shall determine in accordance with the standard of care described in Section 2.7, when a Loan has been paid in full. If in any enforcement suit or legal proceeding it is held that Servicer may not enforce a Loan on the ground that it is not a real party in interest or a holder entitled to enforce the Loan, Purchaser shall, at Servicer's request, but at Collection Agent's sole cost and expense, take such steps as Servicer deems necessary including bringing suit in its name or the name of Purchaser, as beneficial owner of the Loan, or the name of MBIA, as third party beneficiary thereunder.

            (b) Servicer shall exercise any rights of recourse against third parties that exist with respect to any Loan in accordance with Servicer's usual practice and in any event, consistent with the standard of care described in
Section 2.7. In exercising recourse rights, Servicer is authorized, on Purchaser's behalf, to reassign the Loan to the Person against whom recourse exists to the extent necessary, and at the price set forth in the document creating the recourse. Servicer will not reduce or diminish such recourse rights, except to the extent that it exercised such right or acted consistent with the Collection Policy.

            (c) Servicer may waive, modify or vary any terms of any Loan or consent to the postponement of strict compliance with any such term if in Servicer's reasonable and prudent determination such waiver, modification or postponement is not materially adverse to Purchaser, MBIA and Agent; provided, however, that (A) Servicer shall not forgive any scheduled payment and (B) shall not, except as permitted by the Collection Policy, (1) permit any modification with respect to any Loan that would decrease the scheduled payment or the annual percentage rate, (2) defer the payment of any principal or interest of any scheduled payment, or (3) reduce the Loan balance (except in connection with actual payments attributable to such Loan balance) provided that, in accordance with the Collection Policy, Servicer shall have the ability to settle any Loan that does not result in a charge-off of greater than $500. The Servicer shall provide the Back-up Servicer, MBIA and the Purchaser with an amended Servicer's Monthly Report reflecting any modification of any scheduled payment.

            (d) Servicer shall not consent to the termination of any Loan in connection with loss or damage to the related Financed Vehicle unless the Obligor has paid an amount not less than an amount equal to the Loan balance of such Loan plus any accrued interest thereon, or if less, the maximum amount legally collectible under the related Loan unless Seller has repurchased such Loan by deposit of the Loan balance thereof plus any accrued interest in the Collection Account.

            (e) In the event that Servicer, in the enforcement of any Loan, claims possession of a Financed Vehicle from an Obligor, Servicer shall use its best efforts to sell such Financed Vehicle promptly and consistent with the standard of care set forth in Section 2.7 hereof. Any Recoveries related thereto shall be deposited into the Collection Account within two (2) Business Days of receipt.

            (f) Notwithstanding any provision to the contrary contained in this Agreement, Servicer shall use its best efforts to exercise any right under a Loan to accelerate the unpaid scheduled payments, due or to become due thereunder in such a manner as to maximize the net proceeds available to Purchaser consistent with the Collection Policy; provided, however, that Servicer will not accelerate any scheduled payment unless permitted to do so by the terms of the Loan or under applicable law.

      2.7. Standard of Care. In managing, administering, servicing, enforcing and making collections on the Loans and the Financed Vehicles pursuant to this Agreement, Servicer will exercise that degree of skill and care consistent with industry standards for servicing of motor vehicle loan portfolios, and that which Servicer customarily exercises with respect to similar motor vehicle loan contracts and interests in motor vehicle loans owned or originated by it, and in any event, in a prudent and commercially reasonable manner and in accordance with the Collection Policy including, without limitation, the taking of appropriate actions to foreclose or otherwise liquidate any such defaulted Loan, together with the related Financed Vehicle, to collect any guaranty amount and to enforce the Purchaser's, the Agent's and MBIA's rights under this Agreement. Servicer shall punctually perform all of its obligations and agreements under this Agreement, shall comply with all applicable federal and state laws and regulations, shall maintain all state and federal licenses and franchises necessary for it to perform its servicing responsibilities hereunder and shall not materially impair the rights of the Purchaser, MBIA and the Agent in a Loan or payments thereunder.

      2.8. Insurance Proceeds. Unless used to repair an insured vehicle, any Insurance Proceeds received by Servicer under any Insurance Policy shall be remitted to the Collection Account within two (2) Business Days of receipt by Servicer.

      2.9. Servicing Fee, Expenses, and Fees. In consideration of the servicing obligations to be undertaken by Servicer pursuant to this Agreement, Collection Agent shall (a) commencing as of the Effective Time, pay to Servicer a monthly fee on the fifth (5th) day of each calendar month, in an amount equal to the greater of (i) 3 1/4% per annum computed on a monthly basis of the aggregate outstanding Principal Balance of all of the Loans, other than Charged-Off Loans, as of the first day of the immediately preceding month, or (ii) $15.00 per month, per Loan, other than Charged-Off Loans, that was being serviced by Servicer as of the first day of the immediately preceding month; (b) reimburse Servicer for all expenses incurred by Servicer as set forth on Exhibit I attached hereto; (c) pay to Servicer an amount equal to, with respect to Charged-Off Loans, 30% of all Collections arising from collateral recovery and 50% of all Collections or proceeds arising from non-collateral recoveries; and
(d) permit Servicer to collect and retain modification and extension fees actually paid by Account Debtors but only after all Scheduled Payments which are due from such Account Debtor have been collected in full, the Obligor is current under the Obligor's Loan Documents and subject to the limitation that without the prior written consent of MBIA, no more than 3% of all Loans serviced hereunder may be the subject of such fees in any single Collection Period. To the extent the amount specified in Section 2.9(a), (b) and (c) are paid to Servicer by Agent or MBIA, or by retention by Servicer from the Collections pursuant to Section 2.2(c), Collection Agent shall have no right to receive compensation or reimbursement pursuant to the

Purchase Agreement or the Master Transfer Agreement, and the Collection Agent hereby expressly waives its right to the Collection Agent Fee.

      2.10. Adequacy of Computer System. Subject to the terms of this Section 2.9, Servicer, in its sole discretion, may modify the computer hardware and software transferred from Seller to Buyer pursuant to the Purchase Agreement in such manner so that any problem associated with the "year 2000" is resolved and handled appropriately by such computer system. Pursuant to the other Servicing Agreement, Seller and Servicer have agreed to share the costs which may be incurred by Servicer for any such modification. Following receipt of notice of Servicer's determination of the inability to resolve the "year 2000" problem pursuant to the Other Servicing Agreement, Seller and Agent thereunder may, in their sole discretion, terminate the Other Servicing Agreement. Upon such election, MBIA or the Agent (with the consent of MBIA) may also elect to terminate this Agreement. In the event this Agreement is not terminated as to Servicer pursuant to the preceding sentence, Servicer shall not be responsible for information provided by it in accordance with this Agreement which is affected by the problem intended to be corrected by this Section 2.10 and
Section 2.8 of the Other Servicing Agreement.

      2.11. Crime Insurance. Servicer shall maintain, at its own expense, a crime insurance policy, with broad coverage with responsible companies on all officers, employees or other Persons acting on behalf of Servicer in any capacity with regard to the Loans to handle funds, money, documents, and papers relating to the Loans. Any such insurance shall protect and insure Servicer against losses for dishonest acts of such Persons and shall be maintained in a form that would meet the requirements of prudent institutional auto loan servicers and in an amount of not less than $10,000 per occurrence. MBIA shall be named as loss payee and as an additional named insured on such policy.

      2.12. Responsibilities of Servicer. Servicer shall have no duties, obligations or responsibilities other than those specifically expressed and set forth herein, and no implied obligations of Servicer shall be read into this Agreement.

      2.13. Notice of Store Closing. Servicer shall provide at least sixty (60) days advance written notice to Agent and MBIA of any closing of stores acquired from the Sellers and shall include with such notice a description of the Servicer's alternate arrangements for collecting Receivables associated with such stores. Servicer agrees, in the absence of any other arrangement acceptable to Servicer, Agent and MBIA to provide coupon payment books to the Obligors who are affected by such store closing.

      2.14. Inspection.

            (a) At all times during the term hereof, Servicer shall afford Agent and MBIA and their respective authorized agents, upon one (1) Business Day's prior written notice, reasonable access, during normal business hours, to Servicer's collection centers, payment centers and records relating to the Receivables, without charge, and will cause its personnel to provide reasonable assistance in any such examination. The examination referred to in this Section
2.14 will be conducted in a manner which does not unreasonably interfere with Servicer's normal operations or customer or employee relations. Without otherwise limiting the scope of the examination, Agent or MBIA may, using generally accepting auditing principles, conduct a quarterly cash audit, including, but not limited to, a review of the daily collection reports prepared pursuant to Section 2.2(b) and the deposits relating thereto, verify the status of each Loan and review Loan Files and records relating thereto for conformity to Monthly Servicer Reports prepared pursuant to Section 2.2(d) and compliance with the standards represented to exist as to each Loan subject to this Agreement. Nothing herein shall require Agent or MBIA to conduct any inspection pursuant to this Section, and any expense incurred by the inspecting party incident to the exercise by Agent or MBIA of any right under this Section 2.14 shall be borne by the inspecting party. In addition, nothing in this Section 2.14 shall affect the obligation of Servicer to observe any applicable law prohibiting disclosure of information regarding the Obligors, and the failure of Servicer to provide access to prohibited information as a result of such obligation shall not constitute a breach of this Section 2.14.

            (b) At all times during the term hereof, Servicer shall keep available a copy of the Loan Files at its office located at 600 North Pearl Street, Dallas, Texas, or at such other location as to which it shall give written notice to Agent and MBIA for inspection by either of them.

      2.15. Covenants of Servicer; Notices. Except as otherwise provided in the Collection Policy:

            (a) Servicer shall (i) not release any Financed Vehicle securing any Loan from the security interest granted therein by such Loan in whole or in part except in the event of payment in full by the Obligor thereunder, or upon transfer of the Financed Vehicle to a successor purchaser following repossession by Servicer, (ii) not impair the rights of Collection Agent or MBIA in the Loans, (iii) not sell, pledge, assign, or transfer to any other Person, or grant, create, incur or assume any Lien on any Loan or any interest therein or permit any creditor of Servicer to have any Lien on any Receivable or any interest therein, (iv) immediately notify Collection Agent and MBIA of the existence of any Lien on any Loan (other than the Lien of MBIA) if Servicer has actual knowledge thereof other than normal mechanics liens and impound notices which Servicer will treat in a customary manner, (v) defend the right, title, and interest of Collection Agent and MBIA in, to and under the Loans against all claims of third parties claiming through or under Servicer, (vi) deposit into the Designated Deposit Accounts and to the Collection Account all payments received by Servicer with respect to the Loans in accordance with this Agreement, (vii) promptly notify Collection Agent and MBIA of the occurrence of any Event of Servicing Termination and any breach by servicer of any of its covenants or representations and warranties contained herein, and (viii) upon the discovery of the relocation out of state of a Financed Vehicle, promptly notify Collection Agent and MBIA of the occurrence of any event which, to the knowledge of the Servicer, would require that Collection Agent or MBIA make or cause to be made any filings, reports, notices, or applications or seek any consents or authorizations from any and all government agencies, tribunals, or authorities in accordance with the UCC and any state vehicle license or registration authority as may be necessary or advisable to create, maintain, and protect a first-priority security interest of Agent in, to and on the Financed Vehicles and a first-priority security interest of MBIA in, to, and on the Receivables. Any out-of-pocket expenses and costs incurred by Servicer in complying with Subsection 2.15(a)(viii) shall be reimbursed to Servicer pursuant to Exhibit I.

            (b) Servicer shall, within four (4) Business Days after its receipt thereof, respond to all reasonable written directions or written requests for information or data extract disks that Collection Agent, MBIA, or Backup Servicer might have with respect to the administration of the Loans; provided, however, that in the event that any request received, requests information not otherwise required to be set forth in the Monthly Servicer Report and not reasonably available from the electronic files and the computer system, Servicer shall have a reasonable period of time to meet such request and shall be reimbursed for the cost of providing such information pursuant to Exhibit I.

            (c) Servicer will promptly advise Collection Agent and MBIA of any inquiry received from an Obligor which contemplates the consent of Collection Agent and MBIA. Inquiries contemplating the consent of Collection Agent and MBIA shall include, but shall not be limited to, inquiries about settlement of any unasserted claim or defense, or compromise of any amount an Obligor owes or any other matters Servicer should reasonably understand are not within Servicer's authority under this Agreement, provided however, that, in accordance with the Collection Policy,

Servicer shall have the ability to settle any account that does not result in a charge-off of greater than $500. Any amount over such limit will require that Servicer notify Collection Agent and MBIA of such request, and that Collection Agent and MBIA respond to Servicer within five (5) Business Days as to whether or not Collection Agent and MBIA shall accept such proposal. If Owner or Agent does not respond to Servicer within such time period, the proposal shall be deemed approved by Collection Agent and MBIA.

      2.16. Costs and Expenses. Except as set forth on Exhibit I and as otherwise specifically provided in this Agreement, all costs and expenses incurred by Servicer in carrying out its duties hereunder, and all other customary fees and expenses shall be paid or caused to be paid by Servicer out of the compensation to be paid to Servicer pursuant to Section 2.9.

      2.17. Responsibility for Insurance Policies; Processing of Claims Under Insurance Policies; Daily Records and Reports.

            (a) Servicer, on behalf of Collection Agent, will administer and enforce consistent with the standard of care set forth in Section 2.7 hereof, all rights of Collection Agent provided for in the insurance policies relating to the Financed Vehicles (the "Insurance Policies").

            (b) Servicer will administer consistent with the standard of care set forth in Section 2.7 hereof, the filings of claims under an Insurance Policies covering the Loans by filing the appropriate notices related to claims, including initial notices of loss, as well as claims with the respective carriers or their authorized agents all in accordance with the terms of the respective policies. Servicer shall use its best efforts to file such claims on a timely basis after obtaining knowledge of the events giving rise to such claims, subject to the servicing standard set forth in Section 2.9 hereof. Servicer will utilize such notices, claim forms and claim procedures as are required by the respective insurance carriers. Servicer shall not be required to pay any premiums or, other than administering the filing of claims and performing reporting requirements specified in the insurance policies in connection with filing such claims, perform any obligations of the named insured under the insurance policies, and shall not be required to institute any litigation or proceeding or otherwise enforce the obligations of any insured thereunder. Servicer shall not be responsible to Collection Agent with respect to any Insurance Policies for any act or omission to act done in order to comply with the requirements or satisfy any provisions of the insurance policies. Notwithstanding anything else in this Section 2.17, Servicer shall have no responsibility to monitor, report or track whether Insurance Policies are in effect covering each Loan.

      2.18. Processing of Information. Information with respect to each Loan shall be recorded into Servicer's receivable management and accounting system.

      2.19. Warranties and Representations with Respect to Compliance with Law and Enforcement. Servicer warrants, represents and covenants that, in the event that Servicer realizes upon any Loan, which realization may occur, without limitation, by collection, repossession, sale or lawsuit, the methods utilized by Servicer to realize upon such Receivable or to otherwise enforce any provisions of the Receivable will be conducted in accordance with the provisions of this Agreement and the standard of care set forth in Section 2.7.

      2.20. Records. Servicer shall maintain or cause to be maintained such books of account and other records as will enable MBIA to determine the status of each Receivable.

      2.21. Modifications. Except as provided in the Collection Policy or otherwise in this Agreement, Servicer may not increase or reduce the amount of any scheduled payments or extend or modify any term of any Loan.

                                   ARTICLE III

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      3.1. Representations and Warranties of Servicer. Servicer hereby represents, warrants and covenants to the Purchaser and MBIA that as of the date of this Agreement and, for so long as Servicer shall continue to act as Servicer hereunder:

            (a) Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and is qualified to do business in each other state where the failure to be so qualified would have a materially adverse effect on its business or properties.

            (b) All necessary corporate, regulatory or other similar action has been taken to authorize and empower Servicer and the officers or representatives acting on Servicer's behalf, and Servicer has full power and authority, to execute, deliver and perform this Agreement.

            (c) This Agreement has been duly authorized, executed and delivered by Servicer and the performance and compliance with the terms of this Agreement will not violate Servicer's articles of incorporation or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract or agreement to which Servicer is a party or which may be applicable to Servicer or any of its assets, or create any adverse claim upon its assets.

            (d) Servicer is duly licensed and qualified to perform the functions specified herein, and this Agreement constitutes a valid, legal and binding obligation of Servicer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting the enforcement of creditor's' rights generally and to general principles of equity.

            (e) Servicer is not in violation of, and the execution, delivery and performance of this Agreement by Servicer will not constitute a violation with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which violation might have consequences that would materially and adversely affect the condition (financial or other) or operations of Servicer or its properties or might have consequences that would affect the performance of its duties hereunder.

            (f) No proceeding of any kind, including but not limited to litigation, arbitration, judicial or administrative, is pending or threatened against or contemplated by Servicer which would under any circumstance have an adverse effect on the execution, delivery, performance or enforceability of this Agreement. There is no injunction, writ, restraining order or other order of any nature to which Servicer is subject that would adversely affect Servicer's operations, including the performance of its agreements and the transactions contemplated hereby.

            (g) No information or statement furnished in writing or report delivered or which will be delivered to Purchaser, MBIA, Agent, Collection Agent or Back-up Servicer by Servicer required under this Agreement contains or shall contain any untrue statement of a material fact or omits a material fact necessary to make the information, certificate, statement or report not misleading; provided, that Servicer makes no representation or warranty with respect to any information incorporated into or forming the basis for any information, statement or report provided by Servicer that is provided to Servicer by any other Person.

            (h) Servicer has the knowledge, the experience and the systems, financial and operational capacity available to timely perform each of its obligations hereunder.

            (i) Servicer has made or obtained all consents, filings or governmental approvals required for the due execution, delivery and performance of agreements and the servicing of the Loans.

            (j) No event has occurred which would adversely affect Servicer's ability to perform the agreements and transactions contemplated hereby.

            (k) Servicer's principal place of business and chief executive office are at the address specified in Section 5.3 and there have been no other such locations during the four (4) month period preceding the date hereof.

            (l) If payments with respect to the Loans are not to be remitted directly to Servicer, each Obligor will be directed, and will be required, to remit such payments to a lockbox or other similar account acceptable to MBIA.

            (m) The Servicer has made no change to the Collection Policy except as permitted by this Agreement.

      3.2. Representations; Warranties and Additional Covenants of Collection Agent. Collection Agent hereby represents and warrants to Servicer that:

            (a) With respect to each Loan, Collection Agent has conveyed to Servicer or will convey to Servicer, Loan Files other than the Excepted Loan Files.

            (b) At the time of transfer of each Loan File (other than the Excepted Loan Files) to Servicer, all information contained in such Loan File with respect to the Loan has been, or will be, so conveyed.

            (c) The equipment and computer system purchased by Buyer from Collection Agent pursuant to the Purchase Agreement is fully operational and capable, without any material modification, of being utilized by Servicer to service the Loans pursuant to this Agreement.

      3.3. Survival of Representations and Warranties. The representations and warranties set forth in this Article III are continuous and shall survive the date of this Agreement. Upon discovery by Servicer or Collection Agent of a breach of any of the foregoing representations and warranties, Servicer or Collection Agent shall give prompt written notice to the breaching party and to MBIA.

      3.4. Affirmative Covenants of the Servicer. The Servicer shall, unless the Purchaser and MBIA shall otherwise consent in writing:

            (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure to so comply with such laws, rules and regulations or the failure to so preserve and maintain such existence, rights, franchises and privileges would not materially adversely affect the collectibility of the Loans or the Related Security or the ability of the Servicer to perform its obligations under this Agreement.

            (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (i) the interests of the Purchaser or MBIA hereunder, or (ii) the ability of the Servicer to perform its obligations hereunder.

            (c) Audits. At any time and from time to time during regular business hours (but subject to two Business Days notice at any time when no Event of Servicing Termination Event exists), permit MBIA or their respective agents or representatives or assigns, (i) to examine and make copies of the abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Servicer relating to Loans or Related Security, and (ii) to visit the offices and properties of the Service for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Loans and Related Security or the Servicer's performance hereunder, under the Loans with any of the officers or employees of the Servicer having knowledge of such matters.

            (d) Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Loans.

            (e) Location of Records. Keep its chief executive office at the location stated in Section 5.3, and keep the offices where it keeps its records concerning the Loans, the Related Security and related Loan Files, at 600 North Pearl Street, Dallas, Texas or, upon 30 days' prior written notice to the Purchaser and MBIA, at such other locations specified in such notice.

            (f) Collection Policy. Comply, at its expense (except as otherwise provided in this Agreement), in all material respects with the Collection Policy in regard to each Loan.

            (g) Repurchase. Upon the repurchase of any Transferred Loans by the Transferor pursuant to Sections 1.04(g)(ii), 1.04(g)(iii) or 3.01(c) of the Master Transfer Agreement, the Servicer shall execute such assignments and other documents as may be necessary to effect the retransfer to the Transferor of such Transferred Loans and the Related Security with respect thereto.

            (h) Back-Up Servicer. The Servicer shall cooperate with the Back-up Servicer in connection with the obligations and rights of the Back-up Servicer under the Back-up Servicing and Custodial Agreement.

            (i) Dennis Adams. Servicer will not terminate the employment of Dennis Adams for a period of one year from the date of this Agreement, other than for cause. For purposes of the preceding sentence, "cause" shall mean (i) Adams fails to perform his duties with Servicer, or engages in gross misconduct, gross negligence or acts in bad faith in the performance of such duties; (ii) Adams refuses or fails to follow any lawful direction of any of the officers or directors of Servicer or any of his supervisors within the management of Servicer, or violates any lawful rule or regulation established by Servicer from time to time regarding the conduct of its business; (iii) Adams knowingly violates any law, rule or regulation applicable to the business of Servicer; or
(iv) Adams is convicted of committing a felony or crime involving moral turpitude or engages in conduct that is detrimental to Servicer or that could reasonably be expected to have an adverse impact on the standing or reputation of Adams or Servicer.

            (j) Deposits. All payments received by Servicer with respect to the Loans will be received in trust by Servicer for the benefit of Collateral Agent and MBIA and will be deposited into the Designated Deposit Accounts which are not subject to any Lien in favor of any other Person.


            (k) Collection Center. Servicer will not close or relocate its Dallas, Texas collection center for a period of two years from the date of this Agreement without the prior consent of MBIA, which consent shall not be unreasonably withheld.

      3.5. Reporting Requirements of the Servicer. The Servicer shall, unless the Purchaser and MBIA shall otherwise consent in writing, furnish to the Purchaser and MBIA:

            (a) Other Information. Promptly, from time to time, such other information, documents, records or reports respecting the Loans, the Related Security or as the Purchaser or MBIA may from time to time otherwise reasonably request in order to protect the Purchaser's and MBIA's interests under or as contemplated by the Sale Agreement.

            (b) Collection Policy. Promptly, all changes or amendments to the Collection Policy.

            (c) Annual Statement as to Compliance. On or before January 31st of each year, an Annual Officer's Certificate (the "Annual Officers Certificate"), dated effective as of December 31 of the preceding year, stating that (i) a review of the activities of the Servicer during the preceding twelve (12) month period (or such shorter period, as is applicable) and of its performance under this Agreement during such period has been made under such officer's supervision, and (ii) based on such review, Servicer has materially fulfilled all its obligations under this Agreement throughout such period, or if there has been a material default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the remedies thereof being pursued.

            (d) Required Reports. The reports as set forth on Exhibit J of this Agreement (the "Required Reports").

            (e) Litigation. As soon as possible and in any event within three
(3) Business Days of the Servicer's knowledge thereof, notice of (i) any litigation, investigation or proceeding which could reasonably be expected to materially impair the ability of the Servicer to perform its obligations under this Agreement or have a material adverse effect on the collectibility of the Purchased Loans, and (ii) any material adverse development in previously disclosed litigation.

            (f) Termination Events. As soon as possible and in any event with three (3) Business Days after Servicer has knowledge of the occurrence of an Event of Servicing Termination or each which, with the giving of notice or lapse of time or both, would constitute an Event of Servicing Termination, a written statement of the chief financial officer or chief accounting officer of the Servicer setting forth the details of such event and the action the Servicer proposes to take with respect thereto.

      3.6. Negative Covenants of the Servicer. The Servicer shall not, without the written consent of the Purchaser and MBIA:

            (a) Sales, Liens, Etc. Except as otherwise provided herein, create or suffer to exist (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any

Adverse Claim upon or with respect to, any Loan or Collections or Related Security, or upon or with respect to any collection account to which any Collections of Loans are deposited, or assign any right to receive income in respect thereof.

            (b) Extension or Amendment of Loans. Except as provided in the Collection Policy, extend, amend or otherwise modify the terms of any Loan.

            (c) No Petition. So long as this Agreement is in effect, file any involuntary petition or otherwise institute a bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law against the Purchaser.

            (d) Amendments to Collection Policy. Amend or modify the Collection Policy.


                                   ARTICLE IV

                       TERMINATION, REMEDIES AND INDEMNITY

      4.1. Events of Servicing Termination. Any of the following acts or occurrences shall constitute an "Event of Servicing Termination" under this
Agreement:

            (a) any failure by Servicer to make any payment, transfer or deposit to the Collection Account on the date such payment, transfer or deposit is required to be made;

            (b) any failure by Servicer to provide the Monthly Servicer Report, the Weekly Delinquency Report, the Officer's Certificate, the Annual Officer's Certificate or any of the Required Reports as and when due, and such failure has not been cured within five (5) Business Days after the date of such failure;

            (c) the Rolling Average Delinquency exceeds fifteen percent (15%);

            (d) the Rolling Average Charged-Off Losses attributable to Charged-Off Loans exceeds three and fifteen hundredths percent (3.15%) for any month;

            (e) the Total Collections for the period indicated do not equal or exceed the amount in the total cash column for the same period and the Total Cumulative Collections for the period indicated do not equal or exceed the amount in the cumulative cash column for the same period set forth on Exhibit K attached to this Agreement;

            (f) except with the consent of MBIA, which shall not be unreasonably withheld, there shall occur a "Change of Control of Servicer" or a "Change of Control of UDC." For purposes of the preceding sentence, a "Change of Control of Servicer" shall mean the occurrence of any event following which at least fifty-one percent (51%) of the outstanding voting securities of Servicer shall not at such time be beneficially owned by UDC or a direct or indirect subsidiary of UDC. A "Change of Control of UDC" shall mean any one or more of the following events:

            (1) A change of control of UDC of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the Securities Exchange Act of 1934, as amended ("1934 Act");

            (2) A change of control of UDC through a transaction or series of transactions, such that any person (as that term is used in Section 13 and 14(d)(2) of the 1934 Act), excluding affiliates of UDC as of the date hereof, is or becomes the beneficial owner (as that term is used in Section 13(d) of the 1934 Act), directly or indirectly, of securities of UDC representing eighty percent (80%) or more of the combined voting power of UDC's then outstanding securities;

            (3) Any consolidation or merger of UDC in which UDC is not the continuing or surviving company or pursuant to which stock would be converted into cash, securities or other property, other than a merger of UDC in which the holders of the shares of stock immediately before the merger have at least fifty-one percent (51%) of the ownership of common stock of the surviving company immediately after the merger;

            (4) The shareholders of UDC approve any plan or proposal for the liquidation or dissolution of UDC; or

            (5) Substantially all of the assets or UDC are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended) in which UDC is a member.

Notwithstanding anything to the contrary above, this provision shall not apply to any "Change of Control of Servicer" or "Change of Control of UDC" if the person obtaining such control has a net worth equal to or greater that the net worth of UDC as of the date of such Change of Control.

            (g) any failure, other than as set forth in paragraphs (a) - (e) above, on the part of Servicer to either duly observe or perform in any material respect any other covenants or agreements of Servicer set forth in this Agreement and such failure continues unremedied after the date which is the earlier of ten (10) days from (i) the date of knowledge of such failure by Servicer or (ii) the date of receipt by Servicer of written notice of such failure by MBIA provided such time period may be extended in writing by MBIA, to the extent Servicer is diligently pursuing a cure of such failure;

            (h) any representation, warranty or certification made by Servicer in this Agreement, or any certificate delivered pursuant to this Agreement, shall prove to have been incorrect when made in any material respect;

            (i) an involuntary case shall be commenced against UDC or Servicer and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of UDC or the Servicer in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the board of directors of UDC or the Servicer adopts any resolution or otherwise authorizes any action to approve any of the foregoing. A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over UDC or the Servicer or over all or a substantial part of the assets of UDC or the Servicer shall be entered; or an interim receiver, trustee or other custodian of UDC or the Servicer or of all of a substantial part of the assets of UDC or the Servicer shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the assets of UDC or the Servicer shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance; or the board of directors of UDC or the Servicer adopts any resolution or otherwise authorizes any action to approve any of the foregoing;

            (j) UDC or the Servicer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order of relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, or other custodian for all or a substantial part of its assets; or UDC or the Servicer shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due, or the board of directors of UDC or the Servicer adopts any resolution or otherwise authorizes any action to approve any of the foregoing;

            (k) at any time, for any reason, any Designated Deposit Account is subject to a Lien;

            (l) there is a draw on the Surety Bond;

            (m) there shall have occurred any event which materially adversely affects the ability of the Servicer to perform its obligations hereunder;

            (n) there is a material adverse change in the financial condition or operations of the Servicer or UDC;

            (o) Dennis Adams ceases to hold a senior position with the Servicer having primary responsibility for collections of the Receivables during the period from the date of this agreement to the first annual anniversary of this Agreement, except in connection with his termination for cause. For purposes of the preceding sentence, "cause" shall mean (i) Adams fails to perform his duties with Servicer, or engages in gross misconduct, gross negligence or acts in bad faith in the performance of such duties; (ii) Adams refuses or fails to follow any lawful direction of any of the officers or directors of Servicer or any of his supervisors within the management of Servicer, or violates any lawful rule or regulation established by Servicer from time to time regarding the conduct of its business; (iii) Adams knowingly violates any law, rule or regulation applicable to the business of Servicer; or (iv) Adams is convicted of committing a felony or crime involving moral turpitude or engages in conduct that is detrimental to Servicer or that could reasonably be expected to have an adverse impact on the standing or reputation of Adams or Servicer; or

            (p) UDC or the Servicer shall fail to make any payment when due with respect to any Indebtedness of UDC or the Servicer (other than an obligation payable hereunder), or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to permit the holder or holders of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness and such failure relates to the acceleration of an amount in excess of $10,000,000, in the case of UDC and $2,000,000, in the case of the Servicer, and such failure shall continue for a period of sixty (60) days following the occurrence of such failure.

      4.2.  Remedies.

            (a) If an Event of Servicing Termination shall occur and be continuing, unless such Event of Servicing Termination shall have been waived in writing by MBIA pursuant to Section 4.4, or if MBIA and Agent elects to terminate this Agreement pursuant to Section 2.10, then, by written notice to Servicer (a "Termination Notice"), all of the rights of Servicer under this Agreement shall be terminated in accordance with the provisions of such notice.

            (b) After receipt by Servicer of a Termination Notice pursuant to this Section 4.2, all authority and power of Servicer under this Agreement shall terminate in accordance with the provisions of such notice. Servicer hereby agrees to cooperate with Purchaser and Agent in effecting the termination of the responsibilities and rights of Servicer to conduct servicing under this Agreement.

            (c) On and after the receipt by Servicer of a Termination Notice pursuant to this Section 4.2, Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Termination Notice or otherwise specified by MBIA in writing. During such period, Servicer shall continue to receive the Servicing Fee and reimbursement pursuant to the terms of this Agreement. Any successor servicer shall be acceptable to MBIA

      4.3. Accountability and Liability. Servicer shall be strictly accountable and liable for all payments actually received by Servicer on the Loans. Servicer shall be liable under this Agreement for (i) a breach in the performance of its obligations under this Agreement, and (ii) for its own willful misconduct and
(iii) for Servicer's gross negligence. Servicer shall not be liable to Collection Agent, MBIA, Agent or to any other Person for any action taken or for refraining from the taking of any action in accordance with this Agreement or for errors in judgment other than gross negligence or willful misconduct, or for any Event of Servicing Termination contained in Section 4.1 (c), (d), (e), (f),
(i), (j), (l), (m), (n), (o) or (p). In no event shall Servicer be liable to MBIA, Purchaser or the Agent for any consequential or punitive damages.

      4.4. Waiver of Events of Servicing Default. MBIA may waive in writing any Event of Servicing Termination by Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of an Event of Servicing Termination, such termination event shall cease to exist, and any terminating event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other Event of Servicing Termination or impair any right consequent thereon except to the extent expressly so waived.

      4.5. Survival. The agreements in this Article IV shall survive the termination of the Purchase Agreement and payment in full of the Loans.

      4.6. Force Majeure. Notwithstanding anything herein to the contrary, Servicer shall not be considered in default hereunder or have any liability to any party for any failure to perform if such failure arises solely out of the following causes beyond the control of Servicer, as the case may be: acts of God or a public enemy, fire, flood or war.

      4.7. Termination Other than an Event of Servicing Default. If MBIA or Agent (with the prior written consent of MBIA) or their successors or assigns or any future owner of the Loans terminates this Agreement or any of the rights of Servicer other than pursuant to Section 4.2 or Section 2.10 above (any party terminating pursuant to this Section shall be referred to herein as the "Terminating Party"), each acknowledges that Servicer will suffer economic loss that is difficult to calculate at this time and, as such, the Terminating Party (and MBIA if terminated by Agent with the consent of MBIA) agrees that it shall pay to Servicer as liquidated damages an amount equal to the Termination Penalty set forth on Exhibit L hereto.

      4.8. Effect of Termination. Upon termination of this Agreement, Servicer shall, at the direction of MBIA, promptly deliver all Loan Files, electronic files, and any related files and correspondence in its possession as are related to the management of the Loans and the services provided hereunder to the Person designated by MBIA. All reasonable expenses related to the foregoing shall be borne by Servicer, except in connection with a termination under Section 2.10 or 4.7, in which case MBIA shall pay such reasonable expenses.

      4.9. Limitation or Termination. Notwithstanding any provision in the Purchase Agreement or the Master Transfer Agreement, including without limitation the occurrence of an Event of Termination or Re-Liening Trigger Event thereunder, or the exercise of any rights pursuant thereto, the Servicer shall not be terminated and this Agreement shall not be terminated except (i) as permitted pursuant to Sections 4.2 or 2.10 hereof, or (ii) upon payment to Servicer of the Termination Penalty. Collection Agent shall have no right or power to terminate this Agreement or to terminate the Servicer.

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS

      5.1. Amendments. This Agreement may only be amended by mutual written consent of the parties hereto, and by Purchaser and Agent.

      5.2. Waivers. The provisions of this Agreement may only be waived by written consent of the parties hereto. The failure of any party at any time to require performance by the other of any provision of this Agreement shall in no way affect that party's right to enforce such provision, nor shall the waiver by any party of any breach of any provision of this Agreement be deemed or held to be a waiver of any further breach of the same provision or any other provision.

      5.3. Notices.

            (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided, that, any matter transmitted by facsimile (i) shall be immediately confirmed by a telephone call to the recipient, and (ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed, telecopied or delivered, to the address or facsimile number set forth below; or, as to Servicer, Collection Agent, Purchaser, MBIA or Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to Servicer, Collection Agent, Purchaser, MBIA or Agent.

            If to Servicer:   CHAMPION ACCEPTANCE CORPORATION
                              2525 East Camelback Road, Suite 1150
                              Phoenix, Arizona  85016
                              Attn: Steven Johnson
                              Facsimile No: (602) 852-6696

            With a copy to:   SNELL & WILMER L.L.P.
                              One Arizona Center
                              400 East Van Buren, 10th Floor
                              Phoenix, Arizona  85004-0001
                              Attn: Steve Pidgeon
                              Facsimile No.: (602) 382-6070

            If to Collection  KARS-YES FINANCIAL, INC.
            Agent:            P.O. Box 2923
                              Dallas, Texas  75221-2923
                              Attn: Harish Naran
                              Facsimile No: (214) 777-4750

            If to Purchaser:  KARS-YES RECEIVABLES INC.
                              P.O. Box 2923
                              Dallas, Texas  75221-2923
                              Attn: Harish Naran
                              Facsimile No: (214) 777-4750

            If to MBIA:       MBIA INSURANCE CORPORATION
                              113 King Street
                              Armonk, New York 10504
                              Attn: Insured Portfolio Management - SF
                              Facsimile No.:  (914) 765-3810
                              Confirmation:   (914) 273-4545

            If to Agent:      CITICORP NORTH AMERICA, INC.
                              450 Mamaroneck Avenue
                              Harrison, New York 10528
                              Attn: U.S. Securitization Dept.
                              Facsimile No.: (914) 899-7015

            If to Back-up     Norwest Bank Minnesota, National Association
            Servicer:         Sixth Street and Marquette Avenue
                              Minneapolis, Minnesota  65479-0069
                              Attn: Corporate Trust Department
                              Facsimile No.: (612) 667-9825

            (b) All such notices, requests and communications shall, when transmitted by overnight delivery or faxed, be effective when delivered for overnight (next day) delivery, transmitted by facsimile machine, respectively, or if delivered, upon delivery.

      5.4. Severability of Provisions. If one or more of the provisions of this Agreement shall be held invalid for any reason, such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such remaining provisions. To the extent permitted by law, the parties hereto waive any law which renders any provision of this Agreement prohibited or unenforceable.

      5.5. Rights Cumulative. All rights and remedies under this Agreement are cumulative, and none is intended to be exclusive of another. No delay or omission in insisting upon the strict observance or performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every right and remedy may be exercised from time to time and as often as deemed expedient.

      5.6. No Offset. Prior to the termination of this Agreement, the obligations of Collection Agent under this Agreement shall not be subject to any defense, counterclaim or right of offset which Collection Agent may have against Servicer whether in respect of this Agreement, any Loan or otherwise.

      5.7. Powers of Attorney. Collection Agent shall, from time to time, provide to the employees of Servicer limited, revocable powers of attorney or other such written authorizations as may be reasonably appropriate to enable Servicer to perform its respective obligations under this Agreement; provided, however, that Collection Agent shall not be required to provide such powers with respect to any matter for which Collection Agent does not have authority to perform itself.

      5.8. Assignment and Binding Effect. This Agreement may be assigned only with the written consent of the parties hereto; however, in the event of an assignment, all provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Notwithstanding the forgoing, Servicer may assign its rights and delegate its obligations under this Agreement to any affiliate or subsidiary of Servicer, provided that Servicer shall remain responsible for the performance of all obligations of the Servicer under this Agreement.

      5.9. Captions. The article, paragraph and other headings contained in this Agreement are for reference purposes only, and shall not limit or otherwise affect the meaning hereof.

      5.10. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original and such counterparts shall constitute but one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopies with the intention that they shall have the same effect as an original executed counterpart hereof, with the understanding that originals of such facsimile signature will follow.

      5.11. Governing Law. This Agreement shall be deemed entered into with and shall be governed by and interpreted in accordance with the internal laws of the State of Arizona, except to the extent that it is mandatory that the laws of some other jurisdiction apply.

      5.12. Parties. This Agreement shall inure solely to the benefit of and shall be binding upon the parties hereto, and their respective successors, legal representatives and assigns, and no other person shall have or be construed to have any equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision contained herein.

      5.13. Relationship of the Parties. The relationship of the parties to this Agreement is that of independent contractors. Neither this Agreement nor any of the activities contemplated hereby shall be deemed to create any partnership, joint venture, agency or employer/employee relationship between Servicer and Collection Agent.

      5.14. Incorporation by Reference. Each of the Exhibits to this Agreement, including but not limited to the Collection Policy, are incorporated by reference into this Agreement and shall be binding on the parties hereto to the same extent as if said Exhibits were set forth in their entirety in this Agreement. Notwithstanding anything else in this Agreement, to the extent there is a conflict between this Agreement and the Collection Policy, this Agreement shall control.

      5.15. Servicer Obligations. In order to more fully assure the monetary obligations and liability, consistent with Section 4.3, of Servicer to Collection Agent, MBIA and Agent, UDC is executing this Agreement for the limited purpose of this Section 5.15. In the event any monetary obligation of Champion Acceptance Corporation is undisputed and is due and owing by Champion Acceptance Corporation to Collection Agent, MBIA or Agent, UDC will, upon written notice of same, make payment of such amount to Owner or Agent, as directed in the notice, within thirty (30) days of receipt of the notice. Any disputed amounts owing by Champion Acceptance Corporation shall be resolved in accordance with Exhibit M hereto.

      5.16. Undertaking by Servicer. Servicer agrees to obtain the acknowledgment of General Electric Capital Corporation ("GECC") and of SunAmerica Life Insurance Company ("SunAmerica") and Harris Bank and Trust Company, as Trustee ("Harris"), that none of them have a Lien on the Designated Deposit Accounts.

      5.17. MBIA Payment. Any payment obligation of MBIA under Sections 4.7, 4.8 and 2.14 hereof, shall first be satisfied by retention from the Collections by Servicer and, to the extent Servicer is unable, to so retain for any reason or there are not sufficient Collections, then MBIA shall promptly pay such obligations.

      IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed as of the date first written above.

                                    CHAMPION ACCEPTANCE CORPORATION, an
                                    Arizona corporation

                                    By:    /s/ RUSSELL GRISANTI
                                       -----------------------------------------
                                    Name:  Russell Grisanti
                                    Title: President
                                                                      "Servicer"


                                    KARS-YES FINANCIAL, INC., a Delaware
                                    corporation

                                    By:    /s/ HARISH NARAN
                                       -----------------------------------------
                                    Name:  Harish Naran
                                    Title: President
                                                              "Collection Agent"

                                    MBIA INSURANCE CORPORATION, a New York
                                    stock insurance company

                                    By:    /s/ JOHN D. LOHRS
                                       -----------------------------------------
                                    Name:  John D. Lohrs
                                    Title: Vice President
                                                                          "MBIA"


      UDC executes this Agreement as to Section 5.15 only as of the date first written above.

                                    UGLY DUCKLING CORPORATION, a Delaware
                                    corporation

                                    By:   /s/ GREGORY B. SULLIVAN
                                       -----------------------------------------
                                    Name:   Gregory B. Sullivan
                                    Title:  President


CONSENTED AND AGREED:

YES RECEIVABLES INC.,
a Delaware corporation

By:    /s/ HARISH NARAN
   -------------------------------------
Name:  Harish Naran
Title: Vice President
                             "Purchaser"


CITICORP NORTH AMERICA, INC.,
a Delaware corporation

By:    /s/ BRADLEY I. DIETZ
   -------------------------------------
Name:  Bradley I. Dietz
Title: Vice President
                                 "Agent"

                                    EXHIBITS


Exhibit A         Collection Policy

Exhibit B         Designated Depository Account

Exhibit C         Loans

Exhibit D         Monthly Servicer Report

Exhibit E         Officers' Certificate

Exhibit F         Weekly Delinquency Reports

Exhibit G         Excepted Loan Files

Exhibit H         Request for Release of Documents

Exhibit I         Reimbursed Expenses

Exhibit J         Required Reports

Exhibit K         Cash Collection Schedule

Exhibit L         Termination Penalty

Exhibit M         Payment Reimbursement Resolution Policy